Exhibit 10.40

19 January 2007
GWG/Letters/casp

Mr James Noble
[address]

Dear James

GW Pharmaceuticals plc (the “Company”)

I am writing to record the terms of your appointment as a non-executive Director of the Company which will commence on 26 January 2007 and will continue until terminated by either party giving to the other not less than 3 months’ prior written notice or as provided for in paragraph 1 below.

1.                                      Your appointment as a non-executive Director is subject to the Articles of Association of the Company. Your appointment will be subject to the usual rules requiring your appointment and re-appointment to be approved by shareholders. Your contract will automatically terminate without any entitlement to compensation if:

(a)                                 you are removed from office by a resolution of the shareholders; or

(b)                                 you are not re-elected to office; or

(c)                                  you cease to be a director by reason of your vacating office pursuant  to any provision of the Company’s Articles of Association; or

(d)                                 you commit any act, whether or not in the course of your duties for the Company, which tends to bring you or the Company or Group into disrepute or which would otherwise justify the summary termination of your contract if you were an employee of the Company; or

(e)                                  you are unavailable to perform your duties under your appointment for 6 months consecutively or in aggregate in any period of one year.

During any period of notice in accordance with this agreement, the Company may at its absolute discretion ask you not to attend any Board or General meetings or to perform any other services on its behalf.

2.                                      You will be expected to perform the functions and exercise the powers appropriate to a non-executive director. You are also expected to attend Board Meetings and General Meetings of the shareholders of the Company as and when they are held. In addition you will exercise those functions that are specifically delegated to you from time to time by the Board.

3.                                      In addition to your appointment to the Board, you will become a director of GW Pharma Limited, the principal trading company of the GW group, which company shall be responsible for the payment of your Director’s fees and expenses (as referred to in paragraphs 5 and 6 below).

4.                                      During your appointment you may not, without the prior approval of the Board, accept a directorship of a company or provide your services to anyone who is a competitor of the Group. The Board’s agreement will not be given if such appointment or involvement would conflict with or is likely to interfere with this appointment. It is the parties understanding that the definition of a competitor shall be restricted to a project, business or activity, directly or indirectly, involving cannabinoid research. Please let the Company Secretary have a list of your current commitments for our records and keep him updated in that respect.

5.                                      Your Director’s fees will be £35,000 per annum and will be subject to such deductions as are required by law. You will be required initially to sit on both the Remuneration Committee and the Audit Committee of the Board and you will become chairman of the latter committee when David Morrison (who is currently the Chairman) relinquishes such role. You may give written notice to the Company from time to time requesting that payment of your fees under this agreement be made to such other entity as you may specify, such payment will be made subject to the Company’s consent, which shall not be unreasonably withheld or delayed. Payment to such entity will discharge in full the obligation of the Company to make payment of your fees under this agreement to you.

The Board has also determined you to be the senior independent director for the time being. We will let you know if the Board decides to revoke this appointment.

As you will not be an employee of the Company, your fees will be paid without deduction at source for tax or national insurance and you or such other entity to whom your fees are paid will be responsible for any charge to tax or other levy which may arise on those fees. You will also be required to indemnify the Company in respect of such tax or levy including any fine, interest or costs which the Company may incur in respect of the same. The fees will be paid in equal instalments quarterly in arrears, with the first instalment being paid on or about 31 March 2007 and your fee for any part-quarter will be calculated on a pro-rata basis.

These fees will be reviewed from time to time by the Board. It is our current practice to review these fees at the end of each calendar year although such review does not imply nor guarantee any increase.

Any specific and additional services rendered by you to the Company will be remunerated on terms to be agreed with the Board at the time such services are commissioned but prior to their being undertaken.

You will not be entitled to participate in any Group pension scheme or any of its employee share schemes from time to time.

6.                                      You will be reimbursed for all reasonable out-of-pocket expenses properly incurred by you on Company business, including costs associated with you attending Board, Committee and General Meetings. Reimbursement would include the reasonable cost of obtaining legal advice, if circumstances should arise where it was necessary for you to seek such advice separately, about your responsibilities as a non-executive director of the Company although you should initially raise any such concerns with the Chairman of the Company. Claims for reimbursement should be accompanied by evidence of expenditure, where procurable.

7.                                      The Company will, at its expense, provide you with director’s and officer’s liability insurance, subject to the provisions governing such insurance and on such terms as the Board may from time to time decide.

8.                                      You are not eligible for any other benefits.

9.                                      You should not during your appointment, (except in the proper performance of your functions) or after it has ceased (except as required by law), disclose to any person, company or other organisation or use otherwise than for the benefit of the Group any confidential information or trade secrets concerning its business. This includes but is not limited to:

(a)                                 corporate and marketing strategy, acquisition and investment proposals, business development and plans, sales reports and research results;

(b)                                 details of contracts with customers and suppliers;

(c)                                  budgets, financial plans and management accounts, trading statements and other financial reports and information;

(d)                                 unpublished price sensitive information about the Group; and

(e)                                  any document marked “confidential” and any information which by its nature is commercially sensitive;

provided that nothing in this agreement shall operate to prevent you from making a protected disclosure under the Public Interest Disclosure Act 1998 as long as it is made in line with prescribed procedures.

10.                               You are expected to comply with the Company’s Articles of Association, the City Code on Takeovers and Mergers, the AIM Rules, applicable Stock Exchange Regulations and the Company’s relevant internal codes. In particular during your appointment you will comply, and will procure, so far as you are able, that your wife and infant children (if any) or any trust in which you or your wife may be concerned or interested as trustee or beneficiary, comply with any code of conduct relating to securities transactions by directors and specified employees adopted by the Company from time to time. You confirm that a copy of the current code has been given to you. You will promptly give the Company such information as it may require to enable it to comply with its legal obligations or the requirements of any Exchange on which the Company’s shares are dealt.

11.                               When your appointment ends, you should, unless otherwise agreed in writing, return all documents and other property belonging to the Group and which may be in your possession or under your control. No copies should be retained by you or by anyone on your behalf.

12.                               For the purpose of this letter “the Group” means the Company and any other company which is a subsidiary of the Company and/or a company which is the ultimate holding company of the Company, where “holding company” and “subsidiary” have the meanings ascribed to them by Section 736 of the Companies Act 1985 and “the Board” shall mean the Board of Directors of the Company as constituted from time to time.

I would ask you to countersign the enclosed copy of this letter to confirm the basis of your appointment with the Company.

In conclusion, I would like to say that I am delighted to welcome your appointment to our Board and look forward to working with you to the general benefit of our shareholders.

Yours sincerely

/s/ Dr Geoffrey Guy

pp Dr Geoffrey Guy
Executive Chairman

For and on behalf of the Board of Directors of GW Pharmaceutical plc

Signed as a Deed by:

/s/ James Noble	Date	20-1-07

in the presence of :

Witness:	/s/ James Abell

Name:	James Abell

Address:	[address]

Occupation:	Chartered Accountant